May 2019

Preliminary Terms No. 1,985

Registration Statement Nos. 333-221595; 333-221595-01

Dated May 14, 2019

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. and International Equities

Buffered Jump Securities Based on the Value of a Basket Consisting of Two Indices due May 22, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley.  The securities will pay no interest but will instead pay an amount in cash at maturity that may be greater than or less than the stated principal amount depending on the closing value of the basket on the valuation date.  If the closing value of the basket on the valuation date is above 136% to 140% of the initial basket value (to be determined on the pricing date), which we refer to as the upside threshold value, you will receive, in addition to the stated principal amount, the upside payment of $360 to $400 per security (to be determined on the pricing date) plus an amount reflecting 125% of the appreciation of the basket beyond the upside threshold value. If the closing value of the basket on the valuation date is at or below the upside threshold value, but is at or above the initial basket value, you will receive, in addition to the stated principal amount, the upside payment of $360 to $400 per security (to be determined on the pricing date). If the closing value of the basket on the valuation date is below the initial basket value, but at or above 85% of the initial basket value, which we refer to as the downside threshold value, you will receive the stated principal amount. However, if the closing value of the basket on the valuation date is below 85% of the initial basket value, you will be exposed to the decline in the level of the basket beyond the buffer amount of 15%, and you will lose some or a significant portion of your initial investment.  The securities are for investors who seek an equity index basket-based return and who are willing to risk their principal and forgo current income in exchange for the potential to receive an upside return if the final basket value is at or above the initial basket value.  The payment at maturity may be significantly less than the stated principal amount, and you could lose up to 85% of your investment.  The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk.  If we default on our obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	May 17, 2019
Original issue date:	May 22, 2019 (3 business days after the pricing date)
Maturity date:	May 22, 2023
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value*	Multiplier*
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E	50%
	S&P 500® Index (the “SPX Index”)	SPX	50%

We refer to each of the SX5E Index and the SPX Index as an underlying index and, together, as the basket components.

*The initial basket component values and multipliers will be determined on the pricing date.

Payment at maturity:

If the final basket value is greater than the upside threshold value:

$1,000 + the upside payment + ($1,000 x leverage factor x upside basket strike return)

If the final basket value is less than or equal to the upside threshold value but greater than or equal to the initial basket value:

           $1,000 + the upside payment

If the final basket value is less than the initial basket value but greater than or equal to the downside threshold value, meaning the value of the basket has declined by an amount less than or equal to the buffer amount of 15% from its initial basket value:

$1,000

If the final basket value is below the downside threshold value:

$1,000 × (basket performance factor + buffer amount)

In this scenario, the payment at maturity will be less than the stated principal amount, subject to the minimum payment at maturity of $150 per security.

Upside payment:	$360 to $400 per security (36% to 40% of the stated principal amount). The actual upside payment will be set on the pricing date.
Leverage factor:	125% (applicable only if the final basket value is greater than the upside threshold value, and only to the extent that the final basket value is greater than the upside threshold value)
Upside threshold value:	136% to 140% of the initial basket value. The actual upside threshold value will be set on the pricing date.
Upside basket strike return:	(final basket value - upside threshold value) / initial basket value
Basket performance factor:	Final basket value / initial basket value
Initial basket value:	100, which will be equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.
Final basket value:	The basket closing value on the valuation date
Basket closing value:	The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.
Basket component closing value:	In the case of each underlying index, the index closing value of such underlying index.
Multiplier:	The multiplier will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the securities. See “Basket—Multiplier” above.
Buffer amount:	15%
Downside threshold value:	85, which is 85% of the initial basket value
Minimum payment at maturity:	$150 per security
Valuation date:	May 17, 2023, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61769HCD5 / US61769HCD52
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $976.80 per security, or within $15.00 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$12.50	$987.50
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $12.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	See “Use of proceeds and hedging” on page 19.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2017	Index Supplement dated November 16, 2017	Prospectus dated November 16, 2017

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Investment Summary

Buffered Jump Securities

Principal at Risk Securities

The Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying basket that provides a minimum positive return of 36% to 40% (to be determined on the pricing date) if the underlying basket has appreciated or has not depreciated and offers 1.25-to-1 participation in the basket appreciation of greater than 36% to 40% (to be determined on the pricing date);

▪	To enhance returns and potentially outperform the basket in a bullish scenario;

▪	To obtain a buffer against a specified level of negative performance of the basket.

The securities are exposed to the performance of the basket, but provide a minimum upside payment payable at maturity if the basket closing value on the valuation date is at or above the initial basket value.  If the final basket value on the valuation date is below the initial basket value but is at or above the downside threshold value, you will receive the stated principal amount. However, if the final basket value is less than the downside threshold value, the securities are exposed on a 1:1 basis to the percentage decline in the basket value beyond the buffer amount of 15%.  Accordingly, 85% of your principal is at risk.

Maturity:	4 years
Upside payment:	$360 to $400 (36% to 40% of the stated principal amount). The actual upside payment will be set on the pricing date.
Leverage factor:	125% (applicable only if the final basket value is greater than the upside threshold value, and only to the extent that the final basket value is greater than the upside threshold value)
Upside threshold value:	136% to 140% of the initial basket value. The actual upside threshold value will be set on the pricing date.
Buffer amount:	15%
Downside threshold value:	85% of the initial basket value
Minimum payment at maturity:	$150 per security. You could lose up to 85% of the stated principal amount of the securities.
Basket weightings:	50% for the SX5E Index and 50% for the SPX Index
Interest:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $976.80, or within $15.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the basket components.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, the upside threshold value, the downside threshold value, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you

May 2019	Page 2

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

May 2019	Page 3

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Key Investment Rationale

This 4-year investment offers a minimum positive return of 36% to 40% if the final basket value is greater than or equal to the initial basket value, and 1.25-to-1 participation in the basket appreciation of greater than 36% to 40%. The actual upside payment will be set on the pricing date. If the closing value of the basket on the valuation date is below the initial basket value but is at or above the downside threshold value, you will receive the stated principal amount.  However, if the final basket value is less than the downside threshold value, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities.  You could lose up to 85% of the stated principal amount of the securities.

Leveraged Upside Scenario	The final basket value is above the upside threshold value, and, at maturity, the securities pay the stated principal amount of $1,000 plus the upside payment of $360 to $400 per security (to be determined on the pricing date) plus an amount reflecting 125% of the appreciation of the basket beyond the upside threshold value. The actual upside payment will be set on the pricing date.
Upside Scenario	The final basket value is at or below the upside threshold value but at or above the initial basket value, and, at maturity, the securities pay the stated principal amount of $1,000 plus the upside payment of $360 to $400 per security. The actual upside payment will be set on the pricing date.
Par Scenario	The final basket value is below the initial basket value but at or above the downside threshold value, and, at maturity, the securities pay the stated principal amount of $1,000.
Downside Scenario	The final basket value is below the downside threshold value, and, at maturity, the securities pay less than the stated principal amount by an amount proportionate to the decline in the final basket value from the initial basket value beyond the buffer amount of 15%, subject to the minimum payment at maturity of $150 per security (e.g., a 50% decline in the index will result in a payment at maturity of $650 per security).

May 2019	Page 4

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Hypothetical Payment on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000
Hypothetical upside payment:	$380 per security (38% of the stated principal amount, the midpoint of the specified range). The actual upside payment will be set on the pricing date.
Leverage factor:	125% (applicable only if the final basket value is greater than the upside threshold value, and only to the extent that the final basket value is greater than the upside threshold value)
Hypothetical upside threshold value:	138% of the initial basket value (the midpoint of the specified range). The actual upside threshold value will be set on the pricing date.
Buffer amount:	15%
Downside threshold value:	85% of the initial basket value

Payoff Diagram for the Securities

How it works

▪	Leveraged Upside Scenario. If the final basket value is greater than the upside threshold value, the investor would receive $1,000 plus the hypothetical upside payment of $380 per security plus an amount reflecting 125% of the appreciation of the basket beyond the upside threshold value. Under the hypothetical terms of the securities, if the final basket value is greater

May 2019	Page 5

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

than the upside threshold value, an investor would receive a payment at maturity of $1,380 per security plus an amount that represents a 1.25-to-1 participation in the appreciation of the basket beyond the upside threshold value.

▪	Upside Scenario. If the final basket value is less than or equal to the upside threshold value but greater than or equal to the initial basket value, the investor would receive $1,000 plus the hypothetical upside payment of $380 per security.

▪	Par Scenario. If the final basket value is less than the initial basket value but greater than or equal to the downside threshold value, the investor would receive the stated principal amount of $1,000.

▪	Downside Scenario. If the final basket value is below the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final basket value from the initial basket value beyond the buffer amount of 15%. In this scenario, the investor would lose some or a significant portion of the amount invested in the securities. For example, if the final basket value declines by 40% from the initial basket value, the payment at maturity would be $750 per security (75% of the stated principal amount).

May 2019	Page 6

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Hypothetical Examples

The following table and examples illustrate the return on the securities and the payment at maturity for a range of hypothetical percentage changes in the final basket value from the initial basket value, depending on whether or not the final basket value is below the downside threshold value.  They are based on the following values:

Stated principal amount:	$1,000
Initial basket value:	100
Hypothetical upside threshold value:	138 (138% of the hypothetical initial basket value, the midpoint of the specified range)
Hypothetical downside threshold value:	85 (85% of the initial basket value)
Hypothetical upside payment:	$380 per security (the midpoint of the specified range)
Leverage factor:	125% (applicable only if the final basket value is greater than the upside threshold value, and only to the extent that the final basket value is greater than the upside threshold value)
Buffer amount:	15%

Final basket value	Basket return (expressed as a percentage)	Return on securities	Payment at maturity (per $1,000 security)
200	100%	100%	$2,155.00
190	90%	90%	$2,030.00
180	80%	80%	$1,905.00
170	70%	70%	$1,780.00
160	60%	60%	$1,655.00
150	50%	50%	$1,530.00
145	45%	45%	$1,467.50
140	40%	40%	$1,405.00
138	38%	38%	$1,380.00
130	30%	38%	$1,380.00
120	20%	38%	$1,380.00
115	15%	38%	$1,380.00
110	10%	38%	$1,380.00
105	5%	38%	$1,380.00
100	0%	38%	$1,380.00
95	-5%	0%	$1,000.00
90	-10%	0%	$1,000.00
85	-15%	0%	$1,000.00
84	-16%	-1%	$990.00
80	-20%	-5%	$950.00
70	-30%	-15%	$850.00
60	-40%	-25%	$750.00
50	-50%	-35%	$650.00
40	-60%	-45%	$550.00
30	-70%	-55%	$450.00
20	-80%	-65%	$350.00
10	-90%	-75%	$250.00
0	-100%	-85%	$150.00

May 2019	Page 7

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

EXAMPLE 1: The final basket value is above the upside threshold value and has increased from the initial basket value by 50%.

Hypothetical final basket value	=	150
Upside basket strike return	=	(final basket value - upside threshold value) / initial basket value
	=	(150 – 138) / 100
	=	12%
Payment at maturity	=	$1,000 + the upside payment + ($1,000 x leverage factor x upside basket strike return)
	=	$1,000 + $380 + ($1,000 x 125% x 12%)
	=	$1,530
Payment at maturity = $1,530 per security

EXAMPLE 2: The final basket value is above the initial basket value but at or below the upside threshold value and has increased from the initial basket value by 20%.  Your return will be equal to the upside payment.

Hypothetical final basket value	=	120
Payment at maturity	=	stated principal amount + the upside payment
	=	$1,000+ $380
Payment at maturity = $1,380 per security

EXAMPLE 3: The final basket value has declined from the initial basket value by 5% but is greater than the downside threshold value.  You receive the stated principal amount.

Hypothetical final basket value	=	95
Payment at maturity	=	stated principal amount
	=	$1,000
Payment at maturity = $1,000 per security

EXAMPLE 4: The final basket value has declined from the initial basket value by 50% and is below the downside threshold value.  You are exposed to the decline in the final basket value from the initial basket value beyond the buffer amount of 15%.

Hypothetical final basket value	=	50
Basket performance factor	=	final basket value / initial basket value
		50 / 100
	=	50%
Payment at maturity	=	$1,000 × (basket performance factor + 15%)
	=	$1,000 x (50% + 15%) = $1,000 x (65%)
	=	$650
Payment at maturity = $650 per security

If the final basket value is less than the downside threshold value, you will lose some or a significant portion of your investment in an amount proportionate to the decline in the final basket value from the initial basket value beyond the buffer amount of 15%.  You could lose up to 85% of your investment.

May 2019	Page 8

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for Jump Securities, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and provide for the minimum return of only 15% of the principal amount at maturity. If the final basket value is less than the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security, reflecting the negative performance of the basket over the term of the securities beyond the buffer amount of 15%. You could lose up to 85% of the stated principal amount of the securities.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value (including whether the value is below the downside threshold value), volatility (frequency and magnitude of changes in value) and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	There are risks associated with investments in securities linked to the value of foreign equity securities. The EURO STOXX 50® Index is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

May 2019	Page 9

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities
▪	Changes in the values of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the value of one basket component increases, the value of the other basket component may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by a lesser increase or a decline in the value of the other basket component.

▪	Adjustments to the basket components could adversely affect the value of the securities. The publisher of each underlying index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. In addition, an index publisher may discontinue or suspend calculation or publication of the relevant underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the securities will be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

▪	The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date. The final basket value will be based on the closing value of the basket on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than the final basket value, the payment at maturity will be based solely on the closing value of the basket on the valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Investing in the securities is not equivalent to investing in the basket components. Investing in the securities is not equivalent to investing directly in the basket components or any of the component stocks of the EURO STOXX 50® Index or the S&P 500® Index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the EURO STOXX 50® Index or the S&P 500® Index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

May 2019	Page 10

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket components or component stocks of the EURO STOXX 50® Index or the S&P 500® Index), including trading in the stocks that constitute the EURO STOXX 50® Index or the S&P 500® Index as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the EURO STOXX 50® Index or the S&P 500® Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing values of the basket components, and, accordingly, the amount of cash an investor will receive at maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of a basket component closing value in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which

May 2019	Page 11

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.  The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2019	Page 12

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Basket Overview

The basket consists of the EURO STOXX 50® Index (the “SX5E Index”) and the S&P 500® Index (the “SPX Index”) and offers exposure to price movements in the U.S. and international equity markets.

EURO STOXX 50® Index. The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For more information, see “S&P 500® Index” in the accompanying index supplement.

May 2019	Page 13

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Information as of market close on May 10, 2019:

Basket Component Information as of May 10, 2019
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
SX5E Index	SX5E	3,361.05	3,569.71	(on 5/17/2018): 3,592.18	(on 12/27/2018): 2,937.36
SPX Index	SPX	2,881.40	2,723.07	(on 4/30/2019): 2,945.83	(on 12/24/2018): 2,351.10

The following graph is calculated based on an initial basket value of 100 on January 1, 2014 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period.  The graph does not take into account the terms of the securities, nor does it attempt to show your expected return on an investment in the securities.  The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2014 to May 10, 2019

The following graphs set forth the daily closing values of each of the basket components for the period from January 1, 2014 through May 10, 2019.  The related tables set forth the published high and low closing values, as well as end-of-quarter closing values, for each of the basket components for each quarter in the same period.  The closing values for each of the basket components on May 10, 2019 were: (i) in the case of the SX5E Index, 3,361.05, and (ii) in the case of the SPX Index, 2,881.40.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

May 2019	Page 14

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities
EURO STOXX 50® Index Daily Index Closing Values January 1, 2014 to May 10, 2019

EURO STOXX 50® Index	High	Low	Period End
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter (through May 10, 2019)	3,514.62	3,350.71	3,361.05

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

May 2019	Page 15

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities
S&P 500® Index Daily Index Closing Values January 1, 2014 to May 10, 2019

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,238.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,519.36	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter (through May 10, 2019)	2,945.83	2,867.19	2,881.40

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.  For more information, see “S&P 500® Index” in the accompanying index supplement.

May 2019	Page 16

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Underlying index publisher:	With respect to the SX5E Index, STOXX Limited, or any successor thereof. With respect to the SPX Index, S&P Dow Jones Indices, or any successor thereof.
Postponement of maturity date:	If the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following such valuation date as postponed.
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

May 2019	Page 17

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.
Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪

Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”).  Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”).  However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security.  Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so

May 2019	Page 18

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

withheld.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third party dealers.  We expect our hedging counterparties to take positions in the basket components, in futures and/or options contracts listed on major securities markets on the basket components or component stocks of the EURO STOXX 50® Index and the S&P 500® Index, or positions in any other available securities or instruments that they may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and accordingly, the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the EURO STOXX 50® Index and the S&P 500® Index, futures and/or options contracts on the basket components or component stocks of the EURO STOXX 50® Index and the S&P 500® Index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches.  We cannot give any assurance that our hedging activities will not affect the values of the basket components and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are

May 2019	Page 19

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are

May 2019	Page 20

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)

our interests are adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $12.50 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.  When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the upside payment and the upside threshold value, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for Jump Securities.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley or MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

May 2019	Page 21

Morgan Stanley Finance LLC
Buffered Jump Securities Based on a Basket Consisting of Two Indices due May 22, 2023 Principal at Risk Securities

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

May 2019	Page 22